Exhibit 99.1

Coal market overview

We produce predominantly thermal coal, which is used by power plants to generate electricity. Over the past several years, low natural gas prices and coal over-supply have led to depressed coal prices and decreased coal consumption in the United States. In 2016, Henry Hub natural gas prices hit an all-time low of approximately $1.49 / MMBtu, but rebounded to approximately $3.76 / MMBtu in December 2016 before settling at approximately $3.00/MMBtu by the end of March 2017 due to milder winter weather conditions in the United States. As natural gas prices increased throughout 2016, electrical utilities drew down on their coal inventories, which we believe helped to contribute to renewed coal demand. Coupled with significant supply curtailments, improved supply and demand balance and increased export demand growth resulted in higher coal prices. According to Wood Mackenzie, the outlook for natural gas shows positive fundamentals, with the natural gas market currently showing the tightest supply / demand balance in several years despite the warm winter. We believe rising natural gas prices should continue to support higher coal prices in the United States.

On the regulatory front, a new U.S. Presidential administration has already begun to provide regulatory relief to the coal industry. Notably, the Clean Power Plan (“CPP”), first proposed by the Environmental Protection Agency (“EPA”) in 2014, put significant limitations on carbon dioxide emissions from coal-burning power plants. While there has been significant uncertainty regarding the CPP after the U.S. Supreme Court put a stay on the EPA enforcing the rule in February 2016, the current U.S. Presidential administration issued an executive order on March 28, 2017 (the “Energy Independence Executive Order”) instructing the EPA to review the CPP for consistency with the policy set forth in the Energy Independence Executive Order and, if appropriate, to suspend, revise or rescind the CPP. It also lifted the short term moratorium on new coal mining on U.S. federal lands, which had been implemented by the previous U.S. Presidential administration. Additionally, in early February 2017, the U.S. Senate and House of Representatives repealed the Stream Protection Rule by the Congressional Review Act. While the outcome or impact of these executive and legislative actions remain uncertain, they have alleviated some degree of regulatory uncertainty for the U.S. coal industry. We believe that these actions, along with other potential initiatives from the U.S. Presidential administration, create coal demand growth potential in the U.S. and in our primary markets.

Coal is expected to remain one of the largest sources of energy in the U.S. going forward. In its recent January 2017 Annual Energy Outlook (“AEO”), the U.S. Energy Information Administration (“EIA”) estimated that coal made up approximately 30% of total U.S. electricity generation in 2016, and coal’s share would increase to approximately 32% in 2025 in its “No CPP” case which assumes CPP is rescinded. This compares to natural gas’ share of 35% of total U .S. electricity generation in 2016, decreasing to 28% in 2025 in its “No CPP” case. In addition, the EIA forecasts that the Illinois Basin, which makes up the majority of our production, will benefit the most from this growth. According to the Mine Safety and Health Administration (“MSHA”), Illinois Basin production was 98 million tons in 2016. In its AEO Reference Case without CPP, the EIA forecasted Illinois Basin production to grow to 150 million tons in 2025 (an increase of 52.1%). As the largest coal producer in the Illinois Basin, we are well positioned to capture this increased growth.

Credit Agreement

On January 27, 2017, our intermediate partnership entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with various financial institutions for a revolving credit facility and term loan (the “Credit Facility”). The Credit Agreement provides for a $776.5 million revolving credit facility, reducing to approximately $479.8 million on May 23, 2017, including a sublimit of $125 million for the issuance of letters of credit and a sublimit of $15.0 million for swingline borrowings, and for a term loan with a remaining principal balance of $50.0 million. The Credit Facility is a secured facility and guaranteed by most of the intermediate partnership’s subsidiaries. The Credit Facility matures in May 2019, subject to certain conditions related to other of our outstanding debt that if not fulfilled could cause the acceleration of the Credit Agreement to May 2017. The term loan under the Credit Facility matures in May 2017.

As of April 3, 2017, we have received lender commitments to enter into an amendment (the “Amendment”) to the Credit Agreement that governs our Credit Facility. The Amendment would, among other things, extend the maturity date with respect to approximately $460.5 million of the revolving credit facility to May 2021, eliminate the conditions referred to in the preceding paragraph to prevent our Credit Facility from maturing earlier than scheduled, improve certain of the financial covenants contained in the Credit Agreement in a manner that is more favorable to us, eliminate the requirement we maintain a certain level of mineable coal reserves and further limit the intermediate partnership’s subsidiaries’ ability to incur unsecured debt directly as a borrower, with an exception for the co-issuer in this offering. The effectiveness of the Amendment is conditioned upon the completion of this offering and repayment of our $145 million outstanding Series B Senior Notes.

Preliminary financial results for the three months ended March 31, 2017

Based upon our preliminary analysis, for the three months ended March 31, 2017, we currently expect revenues in a range of approximately $445 million to $460 million, net income in a range of approximately $100 million to $110 million and EBITDA and Adjusted EBITDA in a range of approximately $175 million to $185 million. These amounts compare with $406.3 million of revenue, $47.3 million of net income and $135.8 million of EBITDA and Adjusted EBITDA that we reported for the first quarter of 2016.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and by external users of our financial statements such as investors, commercial banks, research analysts and others. We believe that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our performance and results of operations because EBITDA and Adjusted EBITDA, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which we base financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

We present EBITDA and Adjusted EBITDA because, among other reasons, we believe it provides meaningful supplemental information about our operating performance that is not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as an alternative to net income, operating profit, revenues or any other performance measures derived in accordance with GAAP as measures of our operating performance. See “Summary historical financial and operating data” for a discussion of some of these limitations and the definition of EBITDA and Adjusted EBITDA.

The following table presents a reconciliation of GAAP “Net Income” to non-GAAP EBITDA and Adjusted EBITDA.

	Three months ended March 31, 2017 estimated(1)	Three months ended March 31, 2016 actual
	(in thousands)
Net Income.................................................................................	$ 105,000	$ 47,308
Depreciation, depletion and amortization .........................................	67,575	80,883
Interest expense, net.....................................................................	7,465	7,839
Capitalized interest .......................................................................	(50)	(227)
Income tax (benefit) expense...........................................................	10	(9)
EBITDA .........................................................................................	180,000	135,794
Asset impairment charge...............................................................	—	—
Acquisition gain, net.......................................................................	—	—
Debt extinguishment costs .............................................................	—	—
Adjusted EBITDA...........................................................................	$ 180,000	$ 135,794

Note: (1) March 31, 2017 estimate is based on midpoint of the range for the preliminary financial results.

Our financial statements for the quarter ended March 31, 2017 are not yet available. We have prepared the preliminary financial data for the first quarter of 2017 based on the most current information available to management. Our normal financial reporting processes with respect to this preliminary financial data have not been fully completed, and thus our actual financial results could be different from this preliminary financial data, and any differences could be material. The preliminary financial data included in this offering memorandum has been prepared by, and is the responsibility of, management. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. You are cautioned not to place undue reliance on these estimates. This information is a summary of preliminary financial data and should be read in conjunction with the “Risk Factors” and our historical financial statements and accompanying notes included in this offering memorandum.

Other disclosure excerpts

For the year ended December 31, 2016, our top 13 customers represented approximately 86% of tons sold and 85% of revenue, with no customer representing more than 15% of revenue.

We have from time to time previously discussed and may discuss in the future various transactions that would result in a simplification of our capital structure. To date, these discussions have been evaluative only and no proposals have been made. Future evaluation, if undertaken, will involve significant uncertainties, including the timing and substance of any tax reform legislation, as well as general industry and market conditions. Accordingly we can provide no assurance that any simplification of our capital structure will occur, nor the timing or structure of such transaction if pursued.

As of March 28, 2017, we had $92.8 million of cash and cash equivalents. As of March 28, 2017, we had $230.0 million of outstanding borrowings under our revolving credit facility.